EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
August 7, 2012	Nasdaq: EVOL

Evolving Systems Reports Second Quarter 2012 Financial Results

Total revenue of $6.7 million increases 50% year over year

Net income from continuing operations of $2.1 million vs. loss of $1.1 million in 2011

License and services bookings of $4.1 million increases 142% year over year

License and services backlog of $7.4 million increases 202% year over year

Company declares third quarter dividend of $0.05 per share to stockholders of record on September 7, 2012, payable October 12, 2012

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported improved results for its second quarter and six months ended June 30, 2012.

“With focus on our on-device activation and service enablement products, we continued to deliver solid results in the second quarter, including double-digit growth in revenue and net income backed by growing momentum in bookings and backlog,” said Thad Dupper, Chairman and CEO.  “That we are achieving these results against a backdrop of a rather sluggish global telecom economy is a testament to the market relevance of our product portfolio and our highly focused and dedicated team of employees.

“Second quarter revenue grew by 50% to $6.7 million, leading to net income of $2.1 million, or $0.19 per share.  Year over year Dynamic SIM Allocation (DSA) and Tertio Service Activation (TSA) license and services bookings in the quarter increased 233% and 123%, respectively, resulting in our total license and services backlog tripling to $7.4 million from $2.5 million in the same quarter last year.  It’s also important to note that, despite the sharp increase in revenue, our operating expenses have remained relatively flat — an indication that our business is scalable and capable of generating exceptional profitability as our market share grows.”

Second Quarter Results

Second quarter revenue increased 50% to $6.7 million from $4.4 million in the same quarter last year. License fees and services revenue in the second quarter grew by 120% year over year to $4.5 million from $2.1 million and was partially offset by a 10% decrease in customer support revenue to $2.1 million from $2.4 million.

Total costs of revenue and operating expenses in the second quarter declined by 10% to $5.1 million from $5.6 million.  This decline reflected a 16% drop in sales and marketing expense year over year — to $1.2 million from $1.5 million — and the impact of a $0.6 million restructuring charge in the second quarter of 2011.   General and administrative costs were up slightly year over year at $1.0 million versus $0.9 million; and product development costs were up 40% to $0.8 million from $0.6 million.

As a result of increased revenue and a managed expense base, the Company achieved a $2.8 million positive swing in operating income — to $1.6 million from an operating loss of $1.2 million in the year-ago second quarter.

Other income, consisting primarily of interest income and gain on sale of investments, increased to $1.1 million in the second quarter from less than $0.1 million in the same quarter last year. The interest income and gain on the sale of investments were associated with the marketable debt securities purchased during 2011.

Net income from continuing operations in the second quarter increased to $2.1 million, or $0.19 per basic and diluted share, from a net loss from continuing operations of $1.1 million, or $0.10 per basic and diluted share, in the second quarter last year.  Adjusted EBITDA from continuing operations was $1.8 million versus an adjusted EBITDA loss of $0.2 million in the same quarter last year.

The Company reported net income of $2.1 million, or $0.19 per basic and diluted share, in the second quarter, compared with net income of $11.4 million, or $1.05 per basic and $1.02 per diluted share, in the same quarter last year; however, the year-ago second quarter included $12.5 million in income from discontinued operations.

Six Months Results

Revenue for the six months ended June 30, 2012, increased 28% to $12.6 million from $9.8 million in the same period a year ago.  License fees and services revenue was $8.3 million, up 60% over $5.2 million in the comparable period of 2011. That increase was partially offset by an 8% decline in customer support revenue to $4.3 million from $4.6 million year over year.

Total costs of revenue and operating expenses through six months declined by 9% to $10.4 million from $11.5 million.  This decline reflected a 23% drop in sales and marketing expense year over year — to $2.6 million from $3.3 million — and the impact of the $0.6 million restructuring charge in the second quarter of 2011.   General and administrative costs were down slightly year over year at $1.9 million versus $2.0 million; and product development costs were up 22% to $1.5 million from $1.2 million.

The Company reported $2.1 million in operating income through six months versus an operating loss of $1.6 million in the first six months of 2011.  Total other income increased to $1.4 million from $0.1 million year over year due primarily to interest income and the gain on sale of investments related to marketable debt securities.

Net income from continuing operations through six months increased to $2.9 million, or $0.26 per basic and $0.25 per diluted share, from a loss from continuing operations of $1.3 million, or $0.12 per basic and diluted share, in the same period last year.

Six-month net income was $2.9 million, or $0.26 per basic and $0.25 per diluted share, compared with net income of $12.4 million, or $1.14 per basic and $1.10 per diluted share, in the same period a year ago when the Company booked $13.6 million in income from discontinued operations.

Bookings and Backlog

Evolving Systems booked $5.8 million in new orders in the second quarter, up 59% over $3.6 million in the year-ago second quarter. License fees and services orders in the second quarter increased 142% year-over-year to $4.1 million from $1.7 million. It was the Company’s fourth consecutive quarter of solid year-over-year increases in license and services bookings and represented the best second quarter in this category since 2009. DSA license and services bookings in the second quarter were up 233% year over year to $1.1 million from $0.3 million. License and services bookings for the

Tertio™ Service Activation solution increased 123% to $3.0 million from $1.4 million. Customer support bookings in the second quarter declined by 15% to $1.6 million from $1.9 million.

For the six-month period, total bookings increased 30% to $11.4 million from $8.8 million in the same period a year ago.  License and services orders grew by 66% to $7.9 million from $4.8 million.  DSA license and services bookings increased 147% to $3.7 million from $1.5 million. Tertio license and services bookings increased 27% to $4.1 million from $3.2 million. Customer support bookings through six months declined by 13% to $3.5 million from $4.0 million. The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

The Company’s total backlog at June 30, 2012, increased 66% to $11.4 million from $6.9 million at the same time last year.  License and services backlog increased to $7.4 million, up 202% over the year-ago backlog of $2.5 million. The DSA license and services backlog increased 996% year over year to $4.7 million from $0.4 million. Customer support backlog was $4.0 million versus $4.4 million a year ago.

Balance Sheet Highlights

Cash and cash equivalents at June 30, 2012, were $10.0 million. In the first half of 2012 the Company returned approximately $41.4 million to stockholders in the form of special dividends, which accounts for the lower June 30, 2012, cash and marketable securities balance relative to the 2011 year end total of $50.7 million.

Third Quarter Dividend

The Company declared a third quarter dividend of $0.05 per share to stockholders of record September 7, 2012, payable October 12, 2012.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers. The conference ID is 14228563.  A telephone replay will be available through August 21, 2012, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406, passcode 14228563. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through August 21, 2012.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.) Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software solutions and services to 50 network operators in over 40 countries worldwide.  The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia.  Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the Company’s growth and future profitability, scalability, market share, future business, revenue and expense projections, the Company’s continued ability to post quarterly or year-to-date results that are similar to those described in this press release, the Company’s ability to build and return value to stockholders, and the impact of new products and accounts on the Company’s business are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 30, 2012, as well as other SEC filings, including Forms 10-Q, 10-Q/A, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue:
License fees and services	$4,507	$2,053	$8,291	$5,195
Customer support	2,147	2,391	4,271	4,640
Total revenue	6,654	4,444	12,562	9,835
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,524	1,193	3,342	2,427
Costs of customer support excluding depreciation and amortization	387	733	747	1,419
Sales and marketing	1,223	1,458	2,564	3,309
General and administrative	994	858	1,907	1,960
Product development	778	555	1,507	1,234
Depreciation	79	87	152	175
Amortization	100	181	199	359
Restructuring	—	569	—	569
Total costs of revenue and operating expenses	5,085	5,634	10,418	11,452
Income (loss) from operations	1,569	(1,190)	2,144	(1,617)
Other income (expense):
Interest income	29	6	50	14
Interest income, related party	100	—	532	—
Interest expense	—	(1)	(1)	(13)
Gain on sale of investments	891	—	891	—
Foreign currency exchange gain (loss)	46	7	(50)	117
Other income (expense), net	1,066	12	1,422	118
Income (loss) from continuing operations before income taxes	2,635	(1,178)	3,566	(1,499)
Income tax expense (benefit)	504	(125)	678	(217)
Income (loss) from continuing operations	2,131	(1,053)	2,888	(1,282)
Income from discontinued operations, net of tax	—	12,470	—	13,632
Net income	$2,131	$11,417	$2,888	$12,350
Basic income (loss) per common share — continuing operations	$0.19	$(0.10)	$0.26	$(0.12)
Diluted income (loss) per common share — continuing operations	$0.19	$(0.10)	$0.25	$(0.12)
Basic income per common share — discontinued operations	$—	$1.15	$—	$1.26
Diluted income per common share — discontinued operations	$—	$1.11	$—	$1.22
Basic income per common share — net income	$0.19	$1.05	$0.26	$1.14
Diluted income per common share — net income	$0.19	$1.02	$0.25	$1.10
Weighted average basic shares outstanding	11,261	10,833	11,213	10,793
Weighted average diluted shares outstanding	11,511	11,201	11,440	11,212

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$10,035	$34,290
Short-term restricted cash	52	50
Contract receivables, net	5,161	4,540
Unbilled work-in-progress	2,890	1,361
Prepaid and other current assets	1,114	1,259
Interest receivable, long-term investments, related parties	—	357
Total current assets	19,252	41,857
Long-term investments, related party	—	16,448
Property and equipment, net	280	369
Amortizable intangible assets, net	393	584
Goodwill	15,947	15,782
Long-term restricted cash	—	2
Total assets	$35,872	$75,042
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$4	$8
Accounts payable and accrued liabilities	3,944	3,657
Income taxes payable	359	848
Dividends payable	—	22,271
Unearned revenue	2,411	3,401
Total current liabilities	6,718	30,185
Long-term liabilities:
Capital lease obligations, net	18	—
Deferred income taxes	387	145
Total liabilities	7,123	30,330
Stockholders’ equity:
Common stock	11	11
Additional paid-in capital	90,553	90,062
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(4,148)	(4,247)
Unrealized losses on investments, related parties, net		(284)
Accumulated deficit	(56,414)	(39,577)
Total stockholders’ equity	28,749	44,712
Total liabilities and stockholders’ equity	$35,872	$75,042

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Non-GAAP net income and income per share:
GAAP net income	$2,131	$11,417	$2,888	$12,350
Amortization of intangible assets	100	181	199	359
Stock-based compensation expense**	69	153	139	341
Restructuring	—	569	—	569
Income tax adjustment for non-GAAP*	(50)	(301)	(83)	(372)
Non-GAAP net income	2,250	12,019	3,143	13,247
Non-GAAP discontinued operations	—	(12,478)	—	(13,651)
Non-GAAP net income from continuing operations	$2,250	$(459)	$3,143	$(404)

Diluted net income per share
GAAP	$0.19	$1.02	$0.25	$1.10
Non-GAAP	$0.20	$1.07	$0.27	$1.18
Non-GAAP continuing operations	$0.20	$(0.04)	$0.27	$(0.04)
Shares used to compute diluted EPS	11,511	11,201	11,440	11,212

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Adjusted EBITDA:

Net income	$2,131	$11,417	$2,888	$12,350
Depreciation**	79	150	152	279
Amortization of intangible assets	100	181	199	359
Stock-based compensation expense**	69	153	139	341
Restructuring	—	569	—	569
Interest expense and other (benefit), net	(1,066)	(12)	(1,422)	(118)
Income tax expense (benefit)**	504	(11,481)	678	(11,742)
Adjusted EBITDA	1,817	977	2,634	2,038
Adjusted EBITDA discontinued operations	—	(1,183)	—	(2,231)
Adjusted EBITDA continuing operations	$1,817	$206	$2,634	$(193)

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

**These amounts may differ from the face of the Company’s Consolidated Statements of Operations as part of these expenses (benefits) are included in the income from discontinued operations line item.